Exhibit (a)(144)


For Immediate Release
November 25, 1996

KCPL Media Contacts:                   Western Resources
Pam Levetzow                           Media Contact:
816/556-2926                           Michel' J. Philipp
Phyllis Desbien                        913/575-1927
816/556-2903                           news@wstnres.com

KCPL Investor Contact:                 Western Resources
David Myers                            Investor Contact:
816/556-2312                           Rick Kready
                                       913/575-8226



                KANSAS CITY POWER & LIGHT AND WESTERN RESOURCES
                 CONDUCT SECOND MEETING, ISSUE JOINT STATEMENT


     KANSAS CITY, Missouri, and TOPEKA, Kansas -- Kansas City Power and Light (NYSE: KLT) and Western Resources, Inc. (NYSE: WR) announced today that representatives of their respective boards and managements again met on Monday, November 25, and continued their discussions.


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